Exhibit 99.1

AMERICAN EAGLE OUTFITTERS

Revises Second Quarter Outlook

PITTSBURGH - August 5, 2013 - American Eagle Outfitters, Inc. (NYSE: AEO) announced that it is revising its second quarter EPS outlook to approximately $0.10, compared to EPS from continuing operations of $0.21 last year. The revised outlook is due to weaker than expected sales and margin results. Total net revenue decreased approximately 2% in the second quarter, while consolidated comparable sales, including AEO direct, decreased 7%. This compares to an 8% increase last year. Second quarter comparable sales are compared to the 13 weeks ended August 4, 2012.

Robert Hanson, Chief Executive Officer stated, "We are not at all happy with our second quarter results, which were impacted primarily by a disappointing performance of our AEO women's assortment and weak traffic. Results were exacerbated by a highly promotional retail environment, which intensified over the course of July. Within this context, we increased the depth and breadth of markdowns; these actions have enabled us to achieve a clean inventory position moving into the third quarter."

"We are encouraged to see strength in our direct business, which posted a low double-digit increase. Other areas of continued performance included AEO men's business, aerie, factory stores, and international markets, validating our strategic initiatives. Our efforts are keenly focused on strengthening our women's business and ensuring our assortments are compelling, innovative and balanced across core, core fashion and fashion. The domestic retail environment remains challenging, however, we have a strong sense of urgency and believe we are focused on the right actions to regain traction, deliver strong returns and profitable growth," continued Hanson.

Management will provide a business update and earnings outlook with the second quarter earnings release on Wednesday, August 21st. The company will host a conference call and real time webcast at 9:00 a.m. Eastern Time on that date. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to www.ae.com to access the webcast and audio replay.

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters and Aerie brands. The company operates more than 1,000 stores in North America, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at approximately 57 international franchise stores in 12 countries. For more information, please visit www.ae.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding second quarter results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company's operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT: American Eagle Outfitters, Inc.

Judy Meehan, 412-432-3300